EXHIBIT 99.1

Continental Fuels Declares 3 for 1 Stock Split – Retains New Auditing Firm

San Antonio, Texas (April 20, 2007) Continental Fuels, Inc. (OTCBB: CFUL) has declared a 3 for 1 stock split for shareholders of record as of April 13, 2007, payable on April 20, 2007. This split will be recognized at the open of trading on April 23, 2007.

Continental has also retained the firm Kahn, Boyd, Levychin to perform future audits for the company, replacing Semple, Marchal & Cooper, effective immediately. This replacement was not the result of any adverse opinion from Semple, Marchal & Cooper.

Further information regarding Continental Fuels is available at www.continentalfuels.com.

Statements contained in this press release that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the current views of management with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or described pursuant to similar expressions.

Contact:
Continental Fuels
Josh Crescenzi (Director Corporate Communications), 713-821-1620
info@continentalfuels.com